SECOND AMENDMENT
TO SUBADVISORY AGREEMENT


      THIS AMENDMENT effective as of the 1st day of October, 2009 amends that certain Subadvisory Agreement effective April 1, 2007, as amended January 1, 2009 (the "Agreement"), among Virtus Institutional Trust (formerly known as Phoenix Institutional Mutual Funds) (the "Fund"), a Delaware statutory trust on behalf of its series Virtus Institutional Bond Fund (formerly known as Phoenix Institutional Bond Fund) (the "Series"), Virtus Investment Advisers, Inc. (formerly known as Phoenix Investment Counsel, Inc.), a Massachusetts corporation (the "Adviser") and Goodwin Capital Advisers, Inc., a New York corporation (the "Subadviser") as follows:

1. All references to Phoenix Institutional Mutual Funds are hereby deleted from the Agreement and Virtus Institutional
Trust is substituted in its place.

2. All references to Phoenix Investment Counsel, Inc. are hereby deleted from the Agreement and Virtus Investment
Advisers, Inc. is substituted in its place.

3. All references to Phoenix Low-Duration Core Plus Bond Fund are hereby deleted from the Agreement as that Series has been liquidated.

4. The name of the Series party to this Agreement has changed from Phoenix Institutional Bond Fund to Virtus
Institutional Bond Fund.

5. The Notices provision of the Agreement is hereby deleted and the following is substituted in its place:

    19. Notices. Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered personally or by overnight delivery service or mailed by certified or registered mail, return receipt requested and postage prepaid, or sent by facsimile addressed to the parties at their respective addresses set forth below, or at such other address as shall be designated by any party in a written notice to the other party.

(a)    To the Adviser or the Fund at:

    100 Pearl Street
    Hartford, CT 06103
    Attn:  Kevin J. Carr
    Telephone:  (860) 263-4791
    Facsimile:  (860) 241-1028
    Email:  kevin.carr@virtus.com

(b)    To the Subadviser at:

    Goodwin Capital Advisers, Inc.
    One American Row
    Hartford, CT 06102
    Attn:  John Beers
    Telephone:  (860) 403-5050
    Facsimile:  (860) 403-7251
    Email:  john.beers@phoenixwm.com

6. Schedule C is hereby deleted from the Agreement, and the attached Schedule C is substituted in its place.

7. Except as expressly amended hereby, all provisions of the Agreement shall remain in full force and effect and are unchanged in all other respects. All capitalized terms used but not defined herein shall have such meanings as ascribed thereto in the Agreement.

8. This Agreement may be executed in any number of counterparts (including executed counterparts delivered and exchanged by facsimile transmission) with the same effect as if all signing parties had originally signed the same document, and all counterparts shall be construed together and shall constitute the same instrument. For all purposes, signatures delivered and exchanged by facsimile transmission shall be binding and effective to the same extent as original signatures.

[signature page follows]




      IN WITNESS WHEREOF, the parties hereto intending to be legally bound have caused this Agreement to be executed by their duly authorized officers.


VIRTUS INSTITUTIONAL TRUST


By: /s/ George R. Aylward
Name:    George R. Aylward
Title:    President


VIRTUS INVESTMENT ADVISERS, INC.


By: /s/ Francis G. Waltman
Name:    Francis G. Waltman
Title:   Senior Vice President



ACCEPTED:

GOODWIN CAPITAL ADVISERS, INC.


By:      /s/ John H. Beers
Name:    John H. Beers
Title:    Vice President and Secretary



SCHEDULE C

    SUBADVISORY FEE


      (a) For services provided to the Fund, the Adviser will pay to the Subadviser, a fee, payable in arrears, at the annual rates stated below. The fees shall be prorated for any month during which this Agreement is in effect for only a portion of the month. In computing the fee to be paid to the Subadviser, the net asset value of the Fund and each Designated Series shall be valued as set forth in the then current registration statement of the Fund.

      (b)    The fee to be paid to the Subadviser for Virtus
Institutional Bond Fund is to be 48.25% of the net management fee as calculated based on the average daily net assets.